Exhibit 10.40

STOCK AGREEMENT

THIS AGREEMENT, made and entered into as of the 1st day of January, 2010 by and between Affinity Group, Inc., a Delaware corporation (“AGI”) and [                   ] (“Executive”);

W I T N E S S E T H

WHEREAS, AGI proposes to employ the Executive in the operations of the Company (as hereinafter defined) and AGI is desirous of affording Executive incentives, in the form of phantom stock of the Company, in connection therewith;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, AGI and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT

Section l.l.   Employment.  The Company hereby employs the Executive as [                     ] of the Company to perform such duties and discharge such functions in and about the business and affairs of AGI and/or one or more of its subsidiaries, as the board of directors of the Company may from time to time determine.  Executive agrees, during the term hereof, to diligently and in good faith perform and discharge such duties and functions and Executive shall devote all of his working time, energy and ability exclusively to the performance of his duties hereunder.  Executive shall not directly or indirectly engage or participate in the operations or management of, or render any services to, any other businesses or enterprises.

Section l.2.  Basic Compensation.  The Company agrees to pay Executive a base annual salary and annual bonus (or such other amount as may be from time to time determined by the board of directors of the Company) (collectively the “Basic Compensation”).  Basic Compensation payable under this section shall be payable in accordance with such practices and procedures as are generally applicable to other employees of the Company.

Section l.3.  Fringe Benefits.  While Executive is in the employ of the Company, the Company agrees to provide to Executive such benefits as may be provided by the Company from time to time to its similarly situated employees.

Section 1.4.  Severance.  If the Company terminates the employment of the Executive without Cause or if the Executive terminates employment with the Company for Good Reason, the Company shall (i) make a lump sum severance payment equal to one (1) year of Basic Compensation (at the level being paid at the time of termination), and (ii) pay to the Executive the amount of the bonus, if any, accrued or earned to the date of such termination under section 1.5 hereof.  Such severance payment shall be made within 30 days after the determination of the amount of the accrued bonus calculated pursuant to the provisions of section 1.5 hereof.  It is agreed that any termination of employment is without prejudice to any other remedy to which the Company may be entitled, either by law, in equity or under this Agreement.

In addition to the foregoing, if, during the period of three (3) years following a Change of Control, the Company terminates the employment of the Executive without Cause or if the Executive terminates employment with the Company for Good Reason, the Company shall, at its expense, continue providing to Executive, for the period of three (3) years following a Change of Control, the same life and health insurance benefits as provided to Executive immediately prior to such termination.

The Company has the absolute right to terminate this Agreement, and the employment of the Executive hereunder, for Cause without any further obligation to the Executive in respect of severance payments to the Executive hereunder.  For purposes of this Agreement, Cause includes, but is not limited to the following:

(i)Executive’s breach of the terms of this Agreement or any other legal obligation to the Company; or

(ii)Executive’s fraud, dishonesty, negligence, misconduct or other deliberate action which causes injury to the Company or any of its subsidiaries or to their respective reputations or an act of the Executive involving moral turpitude or a serious crime.

The Executive shall not be entitled to severance under this section 1.4 if the employment of the Executive is terminated for any of the following reasons:

(i)the Executive terminates this Agreement at any time;

(ii)death of the Executive;

(iii)the Disability of the Executive.

Section 1.5.  Bonus.  The Company adopts, from time to time, formal written bonus programs for certain of its executives.  Such written bonus programs, if adopted and if extended to the Executive, shall be in addition to the Basic Compensation payable under section 1.2 hereof.  The amount of the bonus will be determined on mutually agreed-upon objectives.  The Company reserves the absolute right to amend, replace or terminate, from time to time, any such written bonus program and to determine the extent of its application, all without any liability to the Executive.  The bonus, if any, payable under this section 1.5 shall be paid in accordance with the terms of the formal written bonus program adopted by the Company.

Section l.6.  Term.  The term of this Agreement shall commence on January 1, 2010 and continue through December 31, 2012; provided, however, that Executive shall have the continuing option to immediately terminate the employment provided by section l.l hereof by giving two weeks’ notice thereof to the Company and the Company shall have the continuing option to immediately terminate the employment provided by section l.l hereof by giving written notice thereof to Executive which notice may be effective immediately.  Upon any such termination, all of the rights and obligations set forth in this Article I shall terminate provided, only, that the Company shall pay to Executive the severance, if any, payable under section 1.4 hereof.

ARTICLE II

PHANTOM STOCK INTEREST

Section 2.l.  Award of Phantom Stock Interest.  The Company hereby awards the Phantom Stock Interest to the Executive.

Section 2.2.   Payment of Phantom Stock Interest.  The Company shall pay, and Executive shall be entitled to receive, the cash value of the Phantom Stock Interest, which shall be paid as follows:

(i) one-third thereof within 30 days of the determination of such cash value in accordance with the provisions of section 4.3 hereof, and

(ii) one-third thereof on the first anniversary of the Determination Date, and

(iii) one-third thereof on the second anniversary of the Determination Date.

Section 2.3.  Beneficiary.  Executive may designate (by filing with the Company a written beneficiary designation form in form reasonably acceptable to the Company) one or more primary beneficiaries or contingent beneficiaries to receive all or a specified part of the cash value of the Phantom Stock Interest which, at the time of Executive’s death, may remain unpaid under this Agreement and Executive may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by Executive and accepted by the Company during Executive’s lifetime.  Each such designation, change or revocation shall be effective under this Agreement until changed or revoked in the manner specified herein.  No such change or revocation shall require the consent of any beneficiary theretofore designated by Executive.  If Executive fails to designate a beneficiary, or designates a beneficiary and thereafter revokes such designation without naming another beneficiary, or designates one or more beneficiaries and all such beneficiaries so designated fail to survive Executive, then the beneficiary of the Phantom Stock Interest, or the part thereof as to which Executive’s designation fails, as the case may be, shall be the representative of Executive’s estate.  Unless Executive has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries designated by Executive shall become fixed as of Executive’s death so that, if a beneficiary survives Executive but dies before the receipt of all payments due such beneficiary, such remaining payments shall be payable to the representative of such beneficiary’s estate.

Section 2.4.  Benefits Not Transferable.  Neither Executive nor any beneficiary hereunder shall have any transferable interest in the payments due hereunder nor any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt thereof, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by creditors of Executive or any such beneficiary provided that the unpaid cash value of Executive’s Phantom Stock Interest and any payments due hereunder shall at all times be subject to set-off for debts owed by the Executive to the Company or its affiliates.

Section 2.5.  Nature of the Company’s Obligation.  The Company shall maintain a record of the Phantom Stock Interest but the Company shall not be required to segregate any funds or other assets to be used for the payment of benefits under this Agreement and no such record shall be considered as evidence of the creation of a trust fund, an escrow or any other segregation of assets for the benefit of Executive or any beneficiary of Executive.  The obligation of the Company to make the payments described in this Agreement is an unsecured contractual obligation of the Company only, and neither Executive nor any beneficiary of Executive shall have any beneficial or preferred interest by way of trust, escrow, lien or otherwise in and to any specific assets or funds.  Executive specifically acknowledges that the Phantom Stock Interest to be awarded pursuant to the terms of this Agreement are not securities in the Company and do not create any right in the equity or capital of the Company or any of its affiliates.  Executive and each beneficiary of Executive shall look solely to the general credit of the Company for satisfaction of any obligations due or to become due under this Agreement, it being expressly acknowledged by the Executive that the obligations of the Company hereunder are junior and subordinate in right of payment to the obligations of the Company to its or the Company’s lenders.  If the Company should, in its sole discretion, earmark or set aside any funds or other assets to pay benefits hereunder, the same shall, nevertheless, remain and be regarded as part of the general assets of the Company subject to the claims of its general creditors (and shall not be considered to be held in a fiduciary capacity for the benefit of Executive or any beneficiary hereunder), and neither Executive nor any beneficiary of Executive shall have any legal, beneficial, security or other property interest therein.  Upon delivery by the Company to Executive of the consideration as provided in section 2.2, the rights and obligations of the Company and Executive under this Article II shall terminate and Executive shall have no other or further rights under this Article or in respect hereof.

ARTICLE III

COVENANT NOT TO COMPETE

Section 3.l.  Covenant Not to Compete.  Executive hereby covenants that, for a period of eighteen months next following the Determination Date (or such shorter period for which the Company continues to be owned or operated by the Parent or its affiliates), Executive shall not be engaged or interested in any business which competes, directly or indirectly, with the publication or membership businesses of the Company or any subsidiary of the Company (whether as a proprietor, partner with another, shareholder, agent or consultant of, employee of or lender to, another) in the recreational vehicle, camping, outdoor living or other markets then served by the Company or such subsidiary, except as a proprietor, partner, shareholder, employee or consultant in or to the Company or any entity controlled by, controlling or under common control with the Company, provided that if the employment of Executive is terminated by the Company without Cause, the foregoing covenant shall not apply (without affecting the obligations hereinafter contained in this section 3.l in respect of disclosures or solicitations by Executive) unless the Executive shall have been paid severance pursuant to section 1.4 hereof.  Executive agrees that he will not at any time disclose to any person or other entity who or which is, or reasonably may be expected to be, in competition with the Company or its affiliates, any confidential information or trade secrets of the Company, any subsidiary of the Company or any of their respective affiliates, the contents of any customer lists of the Company, any subsidiary of the Company or any of their respective affiliates or the general needs of the customers or other contracting parties with the Company, any subsidiary of the Company or any of their respective affiliates, provided, however, the foregoing shall not prevent Executive from responding to the request of a governmental agency or pursuant to a court order or as otherwise required by law.  For a period of one year following the Determination Date, Executive agrees not to offer employment to, not to discuss the nature of any prospective employment opportunities with, and not to otherwise solicit any employee of the Company or such subsidiary (or any person who was an employee of the Company or such subsidiary within 180 days of the Determination Date) on his own behalf, on behalf of any employer of the Executive, on behalf of any entity with which the Executive is acting as a consultant or with which the Executive is then otherwise affiliated.

Section 3.2.  Remedies.  Recognizing that a breach of the covenant contained in section 3.1 would cause the Company irreparable injury and the damages at law would be difficult to ascertain, Executive consents to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in section 3.l.  The invalidity or unenforceability of any provision of this Article or the application thereof to any person or circumstance shall not affect or impair the validity or enforceability of any other provision or the application of the first provision to any other person or circumstance.  Any provision of this Article that might otherwise be invalid or unenforceable because of contravention of any applicable law, statute or governmental regulation shall be deemed to be amended to the extent necessary to remove the cause of such invalidation or unenforceability and such provision as so amended shall remain in full force and effect as a part hereof.

ARTICLE IV.

DEFINITIONS AND GENERAL PROVISIONS

Section 4.l.  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

Accounting Period:  If the Determination Date falls on December 15th through December 31st, inclusive, the Fiscal Year of the Company in which the Determination Date falls; if the Determination Date falls on January 1st through June 14th, inclusive, the Fiscal Year of the Company ending immediately prior to the date on which the Determination Date falls; if the Determination Date falls on June 15th through December 14th, inclusive, the Rolling Four Fiscal Quarters ending immediately prior to the date on which the Determination Date falls.

Acquisition:  The purchase by the Company an existing business operation as a going concern.

Base Cost:  $[              ] (US dollars) plus (i) the purchase price (or other consideration therefore determined in accordance with generally accepted accounting principles) for any Acquisition made after the date hereof less (ii) the sales price (or other consideration therefor determined in accordance with generally accepted accounting principles) any Disposition made after the date hereof.

Company:  Collectively, AGI and each subsidiary of AGI that is an “S corporation” or a substantially similar pass-through entity (including limited liability companies and partnerships) for federal income tax purposes.

Company Value:  With respect to any Accounting Period, the excess, if any, of (x) the Formula Value for such Accounting Period over (y) the Base Cost.

Change of Control:  A “Change of Control” will be deemed to have occurred at such time as (a) the Existing Holders, individually or in the aggregate, shall cease to beneficially own (as defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Securities Exchange Act of 1934), directly or indirectly, 50.1% or more of the voting equity interests of the Company, (b) there shall be consummated any consolidation or merger of the Company or the Parent in which the Company or the Parent, as the case may be, is not the continuing or surviving corporation or pursuant to which the voting equity interests of the Company or the Parent would be converted into cash, securities or other property, other than a merger or consolidation of the Company or the Parent in which the holders of the voting equity interests of the Company or the Parent, as the case may be, outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting equity interests of the surviving corporation immediately after such consolidation or merger, (c) there is a sale, lease or transfer of all or substantially all of the assets of the Company or the Parent to any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or (d) the shareholders of the Company or the Parent shall approve any plan or proposal for the liquidation or dissolution of the Company or the Parent, as the case may be.

Determination Date:  The date of any of the following events: (i) termination of the Executive’s employment, whether by death or otherwise, (ii) a Sale, or (iii) December 31, 2012.

Disability:  The physical or mental incapacity of Executive for a period of more than 60 consecutive days, the determination of which by the board of directors of the Company shall be conclusive on the parties hereto.

Disposition:  The sale by the Company an existing business operation as a going concern.

Existing Holders:  Stephen Adams, his spouse and lineal descendants and trusts for the exclusive benefit of any of the foregoing persons and any affiliate of Stephen Adams.

Fiscal Quarter:  The fiscal quarter of the Company ending on the last day of the calendar quarter.

Fiscal Year:  The fiscal year of the Company as the case may be, ending on the last day of the calendar year.

Formula Value:  For any Accounting Period, the product of eight (8) and Operating Profit of the Company for such Accounting Period.

Good Reason:  The occurrence of one or more of the following events, without Executive’s written consent, within three (3) years following a Change in Control (or before the Change in Control if the occurrence is directly connected to the Change in Control and the Change in Control occurs):  (a) the Executive is assigned any duties inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authorities, duties or any other responsibilities as in effect immediately prior to the announcement of the

Change in Control, (b) a reduction in base compensation or in any bonus plan from the amounts in effect immediately prior to the announcement of the Change in Control, or (c) Executive is required to be located outside the same metropolitan area as Executive’s office location immediately prior to the announcement of the Change in Control.

Operating Profit:  With respect to any Accounting Period (i) the net income of the Company derived from the ongoing business operations of such entity or entities for such period plus (ii) interest, federal and state income taxes or any provision for such taxes, depreciation, amortization, financing costs, management fees and 90 % of aircraft expenses.  Operating Profit shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) in no event shall tradeout or barter transactions or extraordinary items of revenue or expense (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not considered an Acquisition or Disposition or revenue or expense not derived from business operations) be reflected in net income and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income (it being understood that subsidiaries of the Company do have litigation which shall be considered litigation in the “ordinary course” of business operations).  If there has occurred a Disposition within the Accounting Period and the net proceeds of such Disposition have been received by the Company prior to the date on which Company Value is to be calculated as herein provided, the net income relating to the subject of such Disposition shall be deleted from the calculation of Operating Profit.  If there has occurred an Acquisition within the Accounting Period, the income from which is reflected in the Accounting Period only partially, the Operating Profit with respect to the subject of such Acquisition shall be adjusted, on a historical pro forma basis, to reflect Operating Profit for the complete Accounting Period.

Parent:  Affinity Group Holding, Inc., a Delaware corporation, or such other entity which holds in excess of 80 % of the issued and outstanding equity securities of the Parent.

Phantom Stock Interest:  The cash equivalent of [                 ] (        %) of Company Value.

Rolling Four Fiscal Quarters:  Four consecutive Fiscal Quarters.

Section 4.2.  Withholding Taxes.  The Company may withhold from any payment to be made under this Agreement (and transmit to the proper taxing authority) such amount as it may be required to withhold under any federal, state or other law.

Section 4.3.  Administration.  The Company and its executive officers shall have full power to interpret, construe and administer this Agreement, including authority to determine any dispute or claim with respect thereto.  The determination of the Company in any matter, made in good faith, shall be binding and conclusive upon Executive and all other persons having any right or benefit hereunder.  Unless Executive shall give notice to the Company objecting to the Company’s calculation of Base Cost, Company Value, Formula Value or Operating Profit for any period (or any other calculation to be determined for the purposes of this Agreement) within thirty days after notice of the determination thereof by the Company, such calculation shall conclusively be deemed to have been accepted by the parties hereto.  The cash value of the Phantom Stock Interest shall be set forth in a certificate of the chief financial officer of the Company, the determination of which shall be made within 150 days of the Determination Date and shall be conclusive and binding upon the Executive provided that, if the Executive shall disagree with the amount of the Base Cost, Company Value, Formula Value or Operating Profit as determined by the chief financial officer of the Company (written notice of which shall be given by the Executive within 30 days of the receipt of such determination by the chief financial officer), Base Cost, Company Value, Formula Value or Operating Profit shall be determined by the independent certified public accountants of the Company or, if the Company has not then engaged a firm of independent certified public accountants, any “big six” firm of public accountants selected by the Company (the “Independent Accountant”).  The Independent Accountant shall determine the Base Cost, Company Value, Formula Value or Operating Profit of the Company within 30 days after its appointment and shall be instructed to deliver to the Company and the Executive a written report of its determination of the amount of such Base Cost, Company Value, Formula Value or Operating Profit.

The cost of the accounting services performed by the Independent Accountant shall be borne by the Company unless the amount of the Base Cost, Company Value, Formula Value or Operating Profit as determined by the Independent Accountant is the same as the amount determined by the Company’s chief financial officer (or is an amount which results in a lower value for the Executive of the Phantom Stock Interest or the bonus payable under section 1.5), in which event the entire cost of the services of the Independent Accountant shall be borne by the Executive and shall be deducted by the Company from the Phantom Stock payment to be made pursuant to section 2.2 hereof or the bonus payable under section 1.5, as the case may be.

Any of the obligations of the Company hereunder may be performed by an affiliate of the Company and such performance by an affiliate shall be deemed to satisfy any such obligation of the Company hereunder.

Section 4.4.  Notices.  All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, an executive officer of any corporate party, or on the first day after the date of deposit with Federal Express for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours, provided that the recipient has specifically acknowledged by telephone receipt of such telecopy, fax or telephonic transmission; addressed, in all cases, to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

(i)  If to the Company to:

2575 Vista Del Mar Drive

Ventura, CA  93001

Attn:  Stephen Adams

(ii)  If to Executive to:

Section 4.5.  Binding Effect.  The provisions of this Agreement shall not give Executive any rights to continue to be employed or otherwise retained by the Company or any affiliate thereof.  Except as so provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the respective successors and assigns of the Company and the beneficiaries, personal representatives and heirs of Executive.

Section 4.6.  Controlling Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the state of incorporation of the Company.

Section 4.7.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original without the production of the others, but all of which together shall constitute one and the same instrument.

Section 4.8.  Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be varied, modified or amended except by a writing signed by the parties to be charged.  The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements of the other except those herein expressed.

Section 4.9.  Headings.  The division of this Agreement into sections and paragraphs and the titles assigned thereto is only a matter of convenience for reference and shall not define or limit any of the terms or provisions thereof.

IN WITNESS WHEREOF, the individual party has hereunto set his hand and the corporate party has caused these presents to be executed by a proper officer thereunto duly authorized all as of the day and year first above written.

AFFINITY GROUP, INC.

By:

Its: